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                                                                    Exhibit 28.3

                     [Letterhead of KPMG Peat Marwick LLP]

                        Independent Accountants' Report

Mellon Bank Credit Card Master Trust
c/o The Bank of New York, as Trustee

Mellon Bank (DE), National Association, as Servicer

We have examined the accompanying assertion made by management on Mellon Bank
(DE), National Association's ("MBD") compliance, as Servicer, with Article IV,
Section 4.3, of the Pooling and Servicing Agreement for the Mellon Bank Credit Card Master Trust, dated as of November 1, 1995, including the Supplement (Series 1995-A) dated November 1, 1995 (collectively, the "Agreement") for the year ended December 31, 1996. Management is responsible for MBD's compliance with the aforementioned section of the Agreement. Our responsibility is to express an opinion on management's assertion about MBD's compliance based upon our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about MBD's compliance with the aforementioned section of the Agreement and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on MBD's compliance with the Agreement.

In our opinion, management's assertion that MBD was materially in compliance with the aforementioned section of the Agreement for the year ended December 31, 1996, is fairly stated, in all material respects.

                                              KPMG PEAT MARWICK LLP

March 28, 1997


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                         (Mellon Bank (DE) Letterhead)

         Management Report on Mellon Bank (DE), National Association's
                  Compliance, as Servicer, with the Servicing
              Requirements of the Pooling and Servicing Agreement

Management of Mellon Bank (DE) National Association ("MBD"), as Servicer, is responsible for compliance with the servicing requirements in Article IV,
Section 4.3, of the Pooling and Servicing Agreement for the Mellon Bank Credit Card Master Trust, dated as of November 1, 1995, including the Supplement (Series 1995-A) dated as of November 1, 1995 (collectively, the "Agreement").

Management has performed an evaluation of MBD's compliance with the aforementioned section of the Agreement for the year ended December 31, 1996. Based upon this evaluation, management believes that, for the year ended December 31, 1996, MBD, as Servicer, was materially in compliance with the aforementioned section of the Agreement.

DONNA M. COUGHEY                                     RAY DUGGINS
-------------------------                            --------------------------
Donna M. Coughey                                     Ray Duggins
Chairman and President                               Senior Vice President

March 28, 1997